                                                                    EXHIBIT 10.1


                          -----------------------------

                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                              VGR ACQUISITION INC.,

                           THE MEDALLION COMPANY, INC.

                                       AND

                                  GARY L. HALL




                          -----------------------------

                          Dated as of February 15, 2002

                          -----------------------------






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                           PURCHASE AND SALE AGREEMENT

                  THIS PURCHASE AND SALE AGREEMENT dated as of February 15, 2002 between VGR Acquisition Inc., a Delaware corporation ("Purchaser"), The Medallion Company, Inc., a Virginia corporation (the "Company"), and Gary L. Hall and the family trusts listed on the signature page hereto, the sole stockholders of the Company ("Seller").

                              W I T N E S S E T H :
                              - - - - - - - - - -

                  WHEREAS, Seller owns all of the 100 issued and outstanding shares (the "Shares") of Common Stock, $1.00 par value, of the Company (the "Company Common Stock"); and

                  WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Shares upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                     THE PURCHASE OF THE SHARES AND CLOSING

                  SECTION 1.01.  PURCHASE PRICE OF THE SHARES.

                  Subject to all of the terms and conditions of this Agreement, Seller shall sell all the Shares to Purchaser at the Closing (as defined in Section 1.02 below) and Purchaser, in reliance on the covenants, representations and warranties of Seller contained herein, shall purchase all the Shares from Seller at the Closing for an aggregate purchase price (the "Purchase Price") equal to $85,000,000, payable as follows:

                  (i) $50,000,000 by wire transfer to an account designated in writing by Seller to Purchaser on or prior to the Closing Date;

                  (ii) $25,000,000 by delivery of promissory notes of Purchaser (the "Two-Year Promissory Notes"), in the form of Exhibit A attached hereto; and

                  (iii) $10,000,000 by delivery of promissory notes of Purchaser (the "Five-Year Promissory Notes", which term shall also include the $25,000,000 promissory note of Purchaser to be delivered on the Closing Date to Gary L. Hall pursuant to the Asset Purchase Agreement referred to in Section 4.15(a), and, together with the Two-Year Promissory Notes, the "Promissory Notes"), in substantially the form of Exhibit B attached hereto;

with such cash, Two-Year Promissory Notes and Five-Year Promissory Notes to be issued ratably to each holder of the Company Common Stock based on the number of shares thereof issued and outstanding on the Closing Date; PROVIDED, HOWEVER, if the confirmed number of cigarettes sold by the Company used in computing the Company's Market Share exemption (the "MSA Grandfathered Market Share") for the purposes of Section IX(i) of the Master Settlement Agreement, dated November 1998, as amended, by the Settling States and Participating Manufacturers signatories thereto (the "MSA"), is less than 1,292,078,785 as a result of the claim set forth in
Schedule 1.01, the amount of cash to be paid and the principal amount of the Promissory Notes to be issued at the Closing pursuant to both this Agreement and the Asset Purchase Agreement referred to in Section 4.15(a) shall be proportionally reduced. Seller shall deliver to Purchaser at the Closing certificates for all the Shares duly endorsed or with duly executed stock powers attached, and with signatures guaranteed.

                  SECTION 1.02. CLOSING.

                  The closing of the sale and purchase of all the Shares (the "Closing") shall take place at the offices of the Purchaser, 700 West Main Street, Durham, North Carolina at 10:00 a.m. local time on the later to occur of
(a) April 1, 2002 and (b) subject to Section 10.02, the fifth business day following the date the conditions to the Closing set forth in Articles VI and VII shall have been satisfied (other than conditions to be satisfied at the Closing), or at such other location, time or date as may be agreed to in writing by Purchaser and Seller (such time and date of the Closing being herein called the "Closing Date").

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Purchaser, as of the date hereof and (except to the extent such representations and warranties expressly relate to a prior date) as of the Closing Date, as follows (as used in this Article II, the words "the knowledge of Seller" mean that Seller represents and warrants as to Seller's actual knowledge after due inquiry of the officers of the Company as to the subject matter covered by such representation or warranty and receipt of confirmation of the accuracy of such representation or warranty from the officers of the Company):

                  2.01. LEGAL CAPACITY.

                  The Seller has the legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  2.02. DUE AUTHORIZATION; BINDING OBLIGATION.

                  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Seller and the Company. This Agreement has been approved by Seller, the sole stockholder of the Company, as required by Virginia law. This Agreement has been duly and validly executed and delivered by Seller and the Company. This Agreement constitutes the valid and binding obligations of Seller and the Company, enforceable in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. If Seller is married and the Company Common Stock constitutes community property under applicable law, this Agreement has been

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duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Seller's spouse enforceable against such spouse in accordance with its terms.

                  2.03. NON-CONTRAVENTION.

                  The execution, delivery and performance of this Agreement by Seller and the Company and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of any person or to the loss of any material right of any person under or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge or other encumbrance upon any of the properties or assets of the Company or Seller under, any of the terms, conditions or provisions of
(a) the charter documents or by-laws or other governing documents of the Company or any trust agreement or other documents governing Seller or (b) any covenant, agreement or understanding to which the Company or Seller is a party, or any Contract (as defined in Section 2.16) to which the Company or Seller is a party or by which its properties or assets are bound, or (c) any order, ruling, decree, judgment, arbitration award, law, rule, permit, regulation or stipulation to which Seller or the Company is subject, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company, or the ability of Seller or the Company to consummate the transactions contemplated hereby ("Material Adverse Effect").

                  2.04. REGULATORY APPROVALS.

                  Except as set forth in Schedule 2.04, neither Seller nor the Company is required to file, seek or obtain any governmental notice, filing, authorization, approval, order or consent, or any bond in satisfaction of any governmental regulation, in connection with the execution, delivery and performance of this Agreement by Seller and the Company, or the consummation of the transactions contemplated hereby.

                  2.05. TITLE TO SHARES.

                  Except as set forth in Schedule 2.05, Seller is the beneficial and record owner of all of the 100 issued and outstanding shares of the Company Common Stock, and such ownership is free and clear of any liens, pledges, encumbrances, charges, agreements or claims. The shares of the Company Common Stock owned by Seller are held (i) 70 shares by Gary L. Hall, (ii) 16 shares by Gary L. Hall Retained Annuity Trust I pursuant to a Trust Agreement dated January 21, 1999 between Gary L. Hall, as Grantor, and Keith Noe, as Trustee, and (iii) 14 shares by Hall Family Trust pursuant to a Trust Agreement dated December 31, 1998 between Gary L. Hall, as Grantor, and Keith Noe, as Trustee. At the Closing, Seller will convey to Purchaser good and marketable title to the Shares, free and clear of any liens, pledges, encumbrances, charges, agreements or claims.

                  2.06. CAPITALIZATION OF THE COMPANY.

                  The Company's authorized capital consists solely of 1,000 shares of Company Common Stock, 100 shares of which are issued and outstanding. Such issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. The Common Stock constitutes all of the ownership, membership and equity interests of the Company, including all (a) rights to participate in the management of the Company, to vote on any matter, and to grant or withhold consent or approval of actions of the Company and (b) rights to receive all allocations of profits and losses, distributions and returns of capital of the

Company. Except for any rights granted to Purchaser under this Agreement, there are no outstanding options, warrants or other rights to purchase, obtain or acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any ownership, membership or equity interests in the Company or any other securities of the Company, and the Company has no obligation, now or in the future, contingent or otherwise, to issue, purchase or redeem ownership, membership or equity interests or any other securities to or from anyone. Copies of the charter documents and by-laws (or similar governing documents) and corporate minute books of the Company have heretofore been delivered to Purchaser and are true, correct and complete.

                  2.07. NO SUBSIDIARIES.

                  The Company does not own, directly or indirectly, the capital stock or other ownership, membership, equity or other investment interests of or in any other corporations or other entities.

                  2.08. ORGANIZATION.

                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, with full power and authority to carry on its business as presently conducted by it and to own, lease and operate its properties in the places where it maintains offices and where its properties are owned, leased or operated. The Company has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  2.09. QUALIFICATIONS.

                  Schedule 2.09 sets forth each jurisdiction in which the Company is duly qualified to do business and in good standing, and neither the character of the properties owned or held under lease or license by the Company nor the nature of the business conducted by the Company requires any qualification in any other jurisdiction, except any such jurisdiction wherein the failure to be so qualified would not in the aggregate have a Material Adverse Effect.

                  2.10. FINANCIAL STATEMENTS.

                  Seller has heretofore furnished to Purchaser audited financial statements of the Company consisting of (i) balance sheets at December 31, 2000 and 1999, (ii) statements of income for the years ended December 31, 2000 and 1999, (iii) statements of retained earnings for the years ended December 31, 2000 and 1999 and (iv) statements of cash flows for the years ended December 31, 2000 and 1999, together with the report of Mense, Churchwell & Mense ("MCM") thereon and the notes thereto (the foregoing audited financial statements, report and notes thereto are hereinafter collectively referred to as the "Financial Statements"). The Financial Statements (A) have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") applied on a consistent basis, and (B) present fairly the financial position of the Company at the dates thereof and the results of operations and cash flows of the Company for the periods then ended. Except as and to the extent reflected or reserved against in the audited balance sheet of the Company at December 31, 2000 (the "Balance Sheet") or as set forth in
Schedule 2.10, the Company does not have any material liability or obligation (whether absolute or contingent, or accrued or unaccrued) required to be disclosed in financial statements, or in the notes thereto, prepared in accordance with GAAP. The books of account and financial records of the Company have been prepared and are maintained in accordance with good accounting practice and, to the extent required, applicable laws.

                  2.11. ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Except as set forth in Schedule 2.11, since December 31, 2000 there has not been, with respect to the Company or its business or properties:

                           (a) any material adverse change in the business, assets, condition (financial or other), results of operations or prospects of the Company or its properties;

                           (b) any destruction, damage by fire, accident or other casualty or act of God of or to any of the properties or assets of the Company, whether or not covered by insurance, except any destruction, damage, accident, casualty or act as would in the aggregate not have a Material Adverse Effect; or

                           (c) any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

                  2.12.  ASSETS OTHER THAN REAL PROPERTY INTERESTS.

                  (a) The Company is in possession of and has good and marketable title to all assets used in or reasonably necessary to the conduct of its business, including all assets reflected on the Balance Sheet or thereafter acquired with a value in excess of $25,000, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens, security interests, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title of any kind except (i) as are set forth in Schedule 2.12, (ii) liens for Taxes (as defined in Section 2.18) which are not yet due and payable or being contested in good faith by appropriate proceedings, (iii) mechanic's, materialman's or other similar liens arising by operation of law or (iv) other minor imperfections of title, if any, which items in clauses (ii) through (iv) above do not, individually or in the aggregate, materially impair the value or materially interfere with the continued use of the assets to which they relate in the conduct of the business of the Company (such items in clauses (ii) through (iv) are hereinafter referred to as "Permitted Liens").

                  (b) The tangible personal (moveable) property of the Company has been maintained in all material respects in accordance with the past practice of the Company and generally accepted industry practice, and its use by the Company complies with all applicable laws. The tangible personal property of the Company is in all material respects in good operating condition and repair, ordinary wear and tear excepted. All leased personal property of the Company is in all material respects in the condition required of such property by the terms of the lease currently applicable thereto.

This Section 2.12 does not relate to real property or interests in real property, such items being the subject of Section 2.13.

                  2.13. REAL PROPERTY OWNED AND LEASED.

                  Schedule 2.13 contains a complete list of all real property (immovable property) (including, without limitation, plants, warehouses, interests in real property, distribution centers, structures and other buildings) owned or leased by the Company (the "Real Property"). The Company has good and marketable title to the Real Property. Adequate ingress and egress exists with respect to the Real Property, and the Real Property complies with all applicable zonings laws, rules and regulations and land use restrictions. The interests in Real Property are free and clear of all mortgages, liens, security interests, pledges, leases, subleases, encumbrances, charges, assignments, easements, claims or other restrictions and defects in title except
(i) as are set forth
in Schedule 2.13 hereto and (ii) Permitted Liens. All interests in Real Property are currently used in the operation of the business of the Company and are adequately maintained and are in good operating condition and repair for the requirements of the business as presently conducted by the Company.

                  2.14. PATENTS, TRADEMARKS, ETC.

                  (a) Schedule 2.14 sets forth a complete and accurate listing of all patents, trademarks, trade names, service marks and copyrights used in the conduct of the businesses of the Company, whether registered or unregistered, and any applications or registrations therefor. Except as set forth in Schedule 2.14, the Company solely owns and has the exclusive right to use, or, for the items so identified in Schedule 2.14, the non-exclusive right to use, free and clear of any payment (other than payments not yet due to maintain the registration thereof) or encumbrance, all such patents, trademarks, trade names, service marks and copyrights (all such patents, trademarks, trade names, service marks and copyrights being hereinafter collectively referred to as the "Intellectual Property"). Except as set forth in Schedule 2.14, there is no claim or demand of any person pertaining to, or any proceedings which are pending or, to the knowledge of Seller, threatened, which challenge the exclusive rights of the Company in respect of any Intellectual Property. All registrations and applications required to be made by Seller and the Company with respect to the Company's Intellectual Property are in full force and effect. No Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, administrative agency or governmental official and, except as set forth in Schedule 2.14, to the knowledge of Seller, none of the Intellectual Property infringes the intellectual property rights of others or is being infringed by others or is used by others (whether or not such use constitutes infringement). The Company has taken all reasonable measures necessary to protect the proprietary nature of each item of Intellectual Property that it considers confidential, and to maintain in confidence all trade secrets and confidential information that it presently owns or uses, except where the failure to own, license or possess legally enforceable rights to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) All knowledge and know-how required to operate the Company as heretofore conducted is held and may be used by the Company without any obligation to Seller or its affiliates (other than the Company). The Company has not granted any licenses with respect to, nor otherwise disclosed or has agreed to disclose, any such knowledge or know-how.

                  2.15. INSURANCE.

                   Schedule 2.15 sets forth a complete and accurate list of all casualty, directors and officers liability, general liability (including product liability) and all other types of insurance maintained by the Company, together with the carriers and liability limits for each such policy. Seller has provided to Purchaser a true and correct copy of each such policy. Each policy is in force and has been issued by an insurer that is financially sound and reputable, and no notice has been received by the Company from any insurance carrier purporting to cancel or reduce coverage under any such policy. Seller and the Company have not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights. The Company is current in all premiums or other payments due thereunder. Schedule 2.15 identifies which insurance policies are "occurrence" or "claims made". All insurance coverage held for the benefit of the Company is reasonably adequate to cover risks customarily insured against by similar companies in their industry.

                  2.16. COMMITMENTS.

                  (a) Except as set forth in Schedule 2.16, the Company is not a party to or bound by any:

                  (i) employment agreement or employment contract;

                  (ii) employee collective bargaining agreement or other contract with any labor union;

                  (iii) covenant not to compete or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Company;

                   (iv) agreement, contract or tax sharing or other arrangement with (A) Seller or any affiliate of Seller (other than the Company) or
         (B) any current or former officer, director, employee or independent contractor of the Company, Seller or any affiliate of Seller (other than employment agreements covered by clause (i) above);

                    (v) lease, sublease or similar agreement with any person under which the Company is a lessor or sublessor of, or makes available for use to any person (other than the Company), (A) any Real Property or (B) any portion of any premises otherwise occupied by the Company;

                   (vi) lease or similar agreement with any person (other than the Company) under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $25,000 and, in the case of any such lease or similar agreement entered into between the date hereof and the Closing, is not terminable by the Company by notice of 60 days or less without cost or penalty;

                  (vii) (A) continuing agreement or contract for the future purchase of materials, supplies or equipment or (B) service, consulting, management or other similar type of agreement or contract;

                  (viii) continuing agreement or contract for the sale or distribution of any products manufactured by the Company, including by franchise arrangement;

                  (ix) continuing agreement or contract for the purchase of any finished goods manufactured by parties other than the Company;

                  (x) continuing agreement or contract for products manufactured by the Company on behalf of parties other than the Company;

                  (xi) agreement, contract or arrangement for the placement of advertising or other promotional activities;

                  (xii) except as set forth in Schedule 2.14, any license, option or other agreement relating in whole or in part to the Intellectual Property set forth in Schedule 2.14 (including any license or other agreement under which the Company is licensee or licensor of any such Intellectual Property) or to trade secrets or proprietary rights and processes of the Company or any other person;

                 (xiii) agreement, contract or other instrument under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person;

                  (xiv) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                   (xv) agreement, contract or other instrument under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than trade credits in the ordinary course of business);

                  (xvi) mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any property of the Company, which lien or other encumbrance is not set forth in Schedules 2.12 or 2.13 or is not a Permitted Lien; or

                 (xvii) agreement, contract or instrument providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, or any predecessor person (other than provisions of any contract or agreement providing for indemnification solely in respect of breaches of such contract or agreement).

                  (b) Except as set forth in Schedule 2.16, all agreements, contracts, leases, licenses, commitments or instruments of the Company required to be listed in the Schedules hereto (collectively, the "Contracts") are valid, binding and in full force and effect. Except as set forth in Schedule 2.16, (i) the Company has performed all obligations required to be performed by it to date under the Contracts and it is not and, as a result of the transactions contemplated hereby, will not be (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and,
(ii) to the knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. Seller and the Company have not received from any person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract. Seller has provided Purchaser a true and correct copy of each of the Contracts.

                  2.17. LEGAL PROCEEDINGS.

                  Except as set forth in Schedule 2.17, neither Seller nor the Company is engaged in or a party to, or, to the knowledge of Seller, threatened with, any suit, investigation, legal action or other proceeding before any court, administrative agency, arbitration panel or other similar authority, and Seller knows of no reasonable basis for any such suit, investigation, action or proceeding. There are no outstanding orders, rulings, decrees, judgments or stipulations by or with any court, administrative agency, arbitration panel or other similar authority against the Company or which challenge or otherwise relate to the transactions contemplated by this Agreement.

                  2.18. TAXES.

                  (a) Effective January 1, 1999, the Company has validly elected under the Internal Revenue Code of 1986, as amended (the "Code"), to be taxed for federal income tax purposes as a Subchapter S Corporation.

                  (b) All federal, state and local and all foreign tax returns, reports, declarations, statements and other documents required to be filed by or with respect to the Company, the Seller with respect to income arising from the Company, and any predecessor corporations of the Company in respect of all taxes, including income, franchise, value-added, sales, property, payroll and other taxes, levies, imposts and duties of any nature whatsoever and any interest, additions or penalties in respect thereof ("Taxes") have been filed with the appropriate tax authorities, such documents are true, accurate and complete in all material respects and all amounts shown by such documents to be due and payable have been paid. Copies of the U.S. income tax returns of the Company for the taxable periods ended 1998, 1999 and 2000 have been provided or made available to Purchaser. The Company is not in default in the payment of any Taxes due or payable or on any assessments received in respect thereof. Except as and to the extent reflected or reserved against in the Balance Sheet or as described in Schedule 2.10, the Company does not have any liability for Taxes or any interest or penalties in respect thereof, that are or may become material to the Company. All Taxes that are or may become material to the Company for periods ending on or prior to December 31, 2000 that should be reserved on the books of the Company in accordance with GAAP and the Company's past practice have been so reserved in the Balance Sheet, and all estimated tax payments required to be made have been made. No waivers of statutes of limitation are in effect in respect of taxes for the Company. There are no pending, or to the knowledge of Seller threatened, material claims or assessments against the Company in respect of Taxes, or interest or penalties, other than claims or assessments for which adequate reserves have been provided.

                  (c) Seller shall not, and shall not agree to, enter into a waiver agreement to extend the statute of limitations with respect to federal, state, local or foreign taxes for periods on or prior to Closing, which includes the year of the Closing, without the prior written consent of Purchaser. Further, Seller agrees to allow Purchaser a period of 30 days to consider a request for such extension.

                  2.19. COMPLIANCE WITH LAWS; PERMITS AND LICENSES.

                   Except as is disclosed on Schedules 2.17 or 2.19, (a) the Company is in compliance with all laws, decrees, decisions, rulings, judgments, orders, ordinances, regulations and other pronouncements adopted, rendered or otherwise issued by any federal, state, regional, municipal or local governmental authority, agency, board, body, court or instrumentality of the United States of America and any other jurisdiction applicable to the Company, except such instances of non-compliance as will not, individually or in the aggregate, have a Material Adverse Effect, (b) no claims, complaints, audits or investigations from or by any governmental authorities or other parties have been asserted or received by the Company since January 1, 1996 alleging that the Company is in violation of any applicable building, zoning or other law, ordinance or regulation in relation to its business, plants, warehouses, distribution centers, structures or other buildings or equipment, or the operation thereof, that should the claimant or complainant prevail would have, individually or in the aggregate, a Material Adverse Effect, (c) to the knowledge of Seller, there are no claims or complaints from any governmental authorities or other persons that are threatened of the type referred to in clause (b) above that should the claimant or complainant prevail would have a Material Adverse Effect and (d) the Company has not received notice from any governmental authorities of any pending proceedings to take all or any part of the properties of the Company (whether leased or owned) by condemnation or right of eminent domain and, to the knowledge of Seller, no such proceedings are threatened.

Schedule 2.19 sets forth all governmental permits, licenses and authorizations necessary for the operation of the businesses of the Company as presently conducted and for the operation or occupancy of the properties owned or used by the Company in the business. All such licenses, permits and authorizations are validly held by the Company, the Company has complied with all terms and conditions thereof, except such instances of non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect, and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  2.20. ENVIRONMENTAL MATTERS.

                  Except as set forth on Schedule 2.20, (a) the Company is in compliance in all material respects with applicable Environmental Requirements (as defined below), (b) the Company has received no notice of violation from any governmental authority or the commencement of any claim, suit or proceeding by any governmental authority or other party with respect to environmental conditions concerning the Real Property, (c) the Company is not aware of any activity conducted on the Real Property which would likely result in a violation of any applicable Environmental Requirement in any material respect, and (d) to the knowledge of Seller, no Hazardous Material (as defined below) is located on, at, in, under or about the Real Property or has been transported, treated, stored, handled, transferred, disposed, recycled or received by or on behalf of the Company, in a manner that could result in liability to the Company. To the knowledge of Seller, no environmental studies have been prepared with respect to the Real Property. For the purpose of this Agreement, the following terms shall have the following meanings:

                  (i) The term "Hazardous Material" means any material, substance or constituent, including any petroleum product, that, whether by its nature or its use, is subject to regulation under any Environmental Requirement, excluding for purposes of this Section 2.20 tobacco leaf.

                  (ii) The term "Environmental Requirement" or "Environmental Requirements" means any and all laws, ordinances, statutes, codes, rules, regulations, decrees, orders, directives, permits, or licenses of or by any federal, state, regional, municipal or local governmental authority regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, Occupational Safety and Health Act and the Oil Pollution Act of 1990, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

                  2.21. EMPLOYEE BENEFIT PLANS; TERMINATION AND SEVERANCE
                        AGREEMENTS.

                  (a) Except as indicated on Schedule 2.21(a), the Company and its affiliates have never maintained, sponsored, participated in, administered, contributed to or incurred any obligation to or any liability under any savings, profit sharing, annuity, retirement, deferred compensation, bonus, incentive (including, without limitation, cash, stock options, stock bonus, stock appreciation rights, phantom stock, restricted stock and stock purchase), medical, dental, vision, hospitalization, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance pay, other welfare or fringe benefit or similar plans, programs, understandings, arrangements or agreements, including without limitation any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether written or oral, direct or indirect, or actual or contingent ("Plan").

                  (b) The Company has never incurred or is not reasonably expected to incur any liability under or related to any Plan that is a defined benefit pension plan of any ERISA Affiliate. Except as set forth on Schedule 2.21(b), no employee of the Company is or has ever been within the six-year period preceding the date of this Agreement entitled to participate in or receive benefits under any Plan that is a defined benefit pension plan of any ERISA Affiliate. For the purpose of this Agreement, the term "ERISA Affiliate" means any entity, person or individual that, together with the Company, is or was treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code, or ERISA Section 4001(b).

                  (c) Each Plan that is intended to be qualified under Code
Section 401(a) is so qualified.

                  (d) Except as indicated on Schedule 2.21(d)(i), no "reportable event" within the meaning of ERISA Section 4043 (other than an event described in PBGC Regulation Section 4043.22, .27, .29 and .31 for which notice is waived) has occurred with respect to any Plan within the six year period preceding the date of this Agreement that is or was subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has any liability to the Pension Benefit Guaranty Corporation, other than for premiums the payment of which is not yet due. No Plan that is or was an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") has been terminated or merged, in whole or in part, within the six-year period preceding the date of this Agreement, except as indicated on Schedule 2.21(d)(ii). The present value of the accrued benefits (both vested and unvested) under each Pension Plan (determined as of the most recent actuarial valuation date for such Pension Plan and determined in accordance with the same actuarial assumptions and methods as used by the actuary for such Pension Plan as of such valuation date) did not exceed the value of such assets for such Pension Plan on such valuation date. There are no "underfunded benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under any Pension Plan as of the most recent actuarial valuation date for such Pension Plan. Each Pension Plan is in compliance with Code Section 412 and ERISA Title I. No Pension Plan has incurred any "accumulated funding deficiency" (whether or not waived) within the meaning of Code Section 412.

                  (e) No "prohibited transaction" within the meaning of ERISA
Section 406 or Code Section 4975 has occurred with respect to any Plan sponsored or administered by the Company. All Plans sponsored or administered by the Company comply currently, and have complied in the past in form and in operation, with the provisions of ERISA, the Code, the rules and regulations promulgated under these statutes, all other applicable federal, state, or common law and with their respective benefit plans and trust agreements. There are no actions, suits or claims pending (other than routine claims for benefits) which could reasonably be expected to be asserted against any Plan or the assets or fiduciaries of any Plan sponsored or maintained by the Company or any Plan established or maintained by any ERISA Affiliate which would have a Material Adverse Effect. No civil or criminal action under ERISA Title I, Subtitle B,
Part 5 is pending or threatened against any fiduciary of any Plan sponsored or maintained by the Company. No Plan nor any fiduciary of a Plan sponsored or maintained by the Company has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

                  (f) Every Plan of the Company that is a "group health plan" within the meaning of Code Section 4980B(g)(2) has been administered in accordance with ERISA Title I, Subtitle B, Part 6 of ERISA and has met the requirements of Section 4980B of the Code. Apart from benefits from Pension Plans, benefits described under Code Section 4980B and health benefits provided to retirees under welfare plans listed and categorized in
Schedule 2.21(a) as plans providing retiree health benefits, the Company has no obligation to provide benefits under any Plan except to its active employees.

                  (g) Neither the Company nor any ERISA Affiliate has incurred any obligation to contribute to any "multiemployer plan" within the meaning of ERISA Section 4001(a)(3).

                  (h) The Company has not contracted with any "leased employee" within the meaning of Code Section 414. Each person who performs services for the Company is and has been properly classified, to the extent reasonably determinable under existing regulatory guidance at the time of such classification, as a "common law employee," "leased employee" or "independent contractor" for all purposes under U.S. federal income tax laws.

                  (i) Except as set forth in Schedule 2.16, the Company is not a party to any employment, termination or severance agreement, contract, arrangement or understanding with any employee or former employee of the Company. The purchase of the Shares by Purchaser will not result in any obligation of Company to pay any employee of the Company severance pay or termination benefits.

                  2.22. EMPLOYEE AND LABOR MATTERS.

                  The Company is not a party to any collective bargaining agreement or other contract with or commitment to any labor union or association representing any employee of the Company, nor does any labor union or collective bargaining agent represent any employees of the Company. No such agreement, contract or other commitment has been requested by, or is under discussion by management of the Company (or any management group or association of which the Company is a member or otherwise a participant) with, any group of employees or others, nor are there any other current activities known to the Company or Seller to organize any employees of the Company into a collective bargaining unit. The Company is in compliance with all applicable employment, labor and similar laws, except such instances of non-compliance as will not individually or in the aggregate have a Material Adverse Effect. Except as disclosed in
Schedule 2.22, there is, and during the past five years there has been, no labor strike, dispute, slow-down or work stoppage pending, or, to the knowledge of Seller, threatened against the Company. Except as set forth in Schedule 2.22, since January 1, 1996, there have been no charges brought, or, to the knowledge of Seller, threatened, against the Company or any current or former employee, officer or director of the Company before any federal, state or local or foreign agency responsible for the prevention of unlawful employment practices.

                  2.23. CAPITAL EXPENDITURES.

                  Except as set forth on Schedule 2.23, there are no contractual commitments of the Company for capital expenditures.

                  2.24. BANK ACCOUNTS; POWERS OF ATTORNEY.

                  Schedule 2.24 sets forth the name of each bank in which the Company has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney or similar authorizations given by the Company.

                  2.25. INVENTORIES.

                  The inventories of the Company, whether reflected on the Balance Sheet or subsequently acquired, are generally of a quality and quantity usable and/or salable at book value in the ordinary course of business. The inventories of the Company are reflected on the Balance Sheet and in its books and records in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes to the Balance Sheet). On the Closing Date, the Company will have sufficient quantities (in an amount of not less than $1,300,000) of inventory to operate the business in the ordinary course for a 15-day period.

                  2.26. INVESTMENT REPRESENTATIONS.

                  The Promissory Notes will be acquired by Seller for its account and not with a view to distribution. Seller understands that it must bear the economic risk of its investment in the Promissory Notes, which cannot be sold by it unless registered under the Securities Act of 1933, or an exemption therefrom is available thereunder. Seller is an "accredited investor" within the meaning of the Securities Act of 1933. Seller has had both the opportunity to ask questions and receive answers from the officers and directors of Purchaser and its affiliates and all persons acting on their behalf concerning the business and operations of Purchaser and its affiliates and to obtain any additional information to the extent Purchaser possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information.

                  2.27. RELATED TRANSACTIONS.

                  Except as set forth in Schedule 2.27 and except for compensation to employees for services rendered in the ordinary course, neither Seller, the Company or, to the knowledge of Seller, any director, officer, employee or stockholder of the Company is presently, or since January 1, 1998 has been, a party to any transaction with the Company (including, but not limited to, any contract, agreement or other arrangements providing for the furnishing of services to or by, or rental of real or personal property to or from, or otherwise requiring payments to or from, any such director, officer, employee or stockholder).

                  2.28. NO MATERIAL MISSTATEMENT OR OMISSION.

                  No representation or warranty of Seller in this Agreement, the Schedules delivered herewith or any certificate furnished by Seller in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

                  3.01. ORGANIZATION AND AUTHORITY.

                  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to execute and deliver this

Agreement and the Promissory Notes, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.

                  3.02. DUE AUTHORIZATION; BINDING OBLIGATION.

                  The execution, delivery and performance by Purchaser of this Agreement and the Promissory Notes, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been approved by the sole stockholder of Purchaser as required by Delaware law. This Agreement has been, and the Promissory Notes will be on the Closing Date, duly and validly executed and delivered by Purchaser. This Agreement constitutes, and the Promissory Notes when executed and delivered will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

                  3.03. NON-CONTRAVENTION.

                  The execution, delivery and performance of this Agreement and the Promissory Notes by Purchaser and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of any person or to the loss of any material right of any person under or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge or other encumbrance upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of (a) the charter documents or by-laws or other governing documents of Purchaser or (b) any covenant, agreement or understanding to which Purchaser is a party or by which its properties or assets are bound, or (c) any order, ruling, decree, judgment, arbitration award, law, rule, permit, regulation or stipulation to which Purchaser is subject, other than, in the case of clauses
(b) and (c) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

                  3.04. REGULATORY APPROVALS.

                  Except as set forth in Schedule 3.04, Purchaser is not required to file, seek or obtain any governmental notice, filing, authorization, approval, order or consent, or any bond in satisfaction of any governmental regulation, in connection with the execution, delivery and performance of this Agreement by Purchaser.

                                   ARTICLE IV
                        FURTHER AGREEMENTS AND ASSURANCES

                  4.01. GOVERNMENT FILINGS AND APPROVALS.

                  Seller, Purchaser and the Company shall file as soon as practicable after the date of this Agreement notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Seller, Purchaser and the Company agree to use their reasonable best efforts to make all other required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the sale and purchase of the Shares hereunder. Seller, Purchaser and the Company further agree to use their reasonable best efforts to comply promptly with all requests or requirements which applicable federal, state, regional, local or municipal law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement. The best efforts of Seller, Purchaser and the Company shall include, but shall not be limited to, a good faith response, in cooperation with each other, to all requests for information, documentary or otherwise, by any governmental agency in connection with obtaining approval under the HSR Act; PROVIDED, HOWEVER, that neither Purchaser nor any of its affiliates shall be required to divest or otherwise restrict any operations, assets or business.

                  4.02. CORPORATE INVESTIGATION BY PURCHASER.

                  (a) Seller shall give and shall cause the Company and its affiliates to give to Purchaser and its attorneys, accountants, lenders and other representatives, reasonable access during normal business hours to make or cause to be made such investigation of the properties and business of the Company and its affiliates and of their financial and legal condition as Purchaser deems reasonably necessary or advisable to familiarize itself with such properties and business, PROVIDED that such investigation shall not interfere unnecessarily with normal operations. Seller agrees to furnish, and to cause the Company and its affiliates to furnish, such financial and operating data and other information with respect to the business and properties of the Company and its affiliates as Purchaser shall from time to time reasonably request.

                  (b) Purchaser will hold and will cause its directors, officers, employees, agents, advisors (including, without limitation, counsel and auditors) and controlling persons to hold any such information which is nonpublic in confidence on the same terms and conditions as the confidentiality provisions set forth in the Confidentiality Agreement dated September 17, 2001, between Vector Group Ltd. ("Vector Group") and the Company (the "Confidentiality Agreement").

                  4.03. MAINTENANCE OF INSURANCE.

                  Until the Closing Date, Seller shall maintain or cause the Company to maintain in full force and effect all presently existing insurance coverage or equivalent substitutes therefor with respect to the Company and its business, and will take no action that will cause a cancellation, or a lapse or reduction in benefits thereof. Seller shall take such action as may be necessary to assure the availability to the Company on or after the Closing Date of the full benefits of liability insurance purchased on an "occurrence basis" by the Company, Seller or their affiliates covering the Company for the periods prior to the Closing Date, subject to the terms, conditions and limitations in such policies, and shall cooperate with Purchaser in making any claims thereunder.

                  4.04. REASONABLE BEST EFFORTS.

                  Subject to the terms and conditions of this Agreement, each party shall use reasonable best efforts to cause the Closing to occur.

                  4.05. ADDITIONAL DISCLOSURE.

                  (a) Seller shall promptly notify Purchaser of, and furnish Purchaser any information it may reasonably request with respect to, the occurrence to the knowledge of Seller of any event or condition or the existence to the knowledge of Seller of any fact that would cause any of the conditions to Purchaser's or Seller's obligation hereunder to consummate the sale and purchase of the Shares not to be fulfilled.

                  (b) Purchaser shall promptly notify Seller of, and furnish Seller any information it may reasonably request with respect to, the occurrence to the Purchaser's knowledge of any event or condition or the existence to the knowledge of Purchaser of any fact that would cause any of the conditions to Seller's or Purchaser's obligation hereunder to consummate the sale and purchase of the Shares not to be fulfilled.

                  (c) No such notification shall effect the right of the other party to rely on closing conditions or indemnities hereunder.

                  4.06. CERTAIN LICENSES AND PERMITS.

                  Seller covenants that all licenses, permits and authorizations which are held in the name of Seller or any of its affiliates, or any of their respective employees, officers, directors, stockholders, agents or otherwise on behalf of the Company shall be duly and validly transferred to the Company without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company as of the date hereof.

                  4.07. RESIGNATIONS.

                  On the Closing Date, Seller shall cause to be delivered to Purchaser duly signed resignations (including waivers of any claims against the Company), effective upon the Closing, of all the members of the boards of directors and officers of the Company except as shall be otherwise specified in writing by Purchaser and delivered to Seller on or before the fifth day prior to the Closing and Seller shall take all action as is necessary to accomplish the foregoing.

                  4.08. NON-COMPETITION; NON-INTERFERENCE; OTHER TRANSACTIONS

                  (a) Except as set forth in Schedule 4.08, none of Seller, Wayne E. Rice or any of their affiliates shall, for a period of five years following the Closing Date, compete, directly or indirectly, with the Purchaser or its affiliates by engaging in the business, or lending assistance to anyone engaged in the business of developing or manufacturing cigarettes in the United States or elsewhere in the world, as an owner, investor, employee, or in any manner whatsoever. Notwithstanding the foregoing, Seller, Wayne E. Rice and their affiliates shall not be prohibited from making investments of less than 1% in the aggregate of publicly-traded tobacco companies for their own account.

                  (b) None of Seller, Wayne E. Rice or any of their affiliates shall, for the period from the date of this Agreement to the date five years following the Closing Date, interfere with the Company's relationships with, or endeavor to employ or entice away from the Company, any person who at any time on or after January 1, 2001 was an employee of the Company (other than those individuals resigning as contemplated by Section 4.07 and Gerald Barber, who will waive any claims against the Company in a form satisfactory to Purchaser and be employed by Seller as of the Closing Date).

                  (c) Following the Closing Date, none of Seller, Wayne E. Rice or any of their affiliates shall directly or indirectly, at any time, except with the prior express written consent of Purchaser, disclose any Confidential Information (as defined below) that they may learn or have learned by reason of their employment or association with the Company, or use any such information for their own personal benefit or gain. For the purpose of this Agreement, the term "Confidential Information" includes, without limitation, information with respect to the business, operations, customers, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, pricing information, financial information (including, without limitation, the revenues, costs or profits) associated with any activities or products of the Company, business plans, prospects, opportunities or other information of or relating to the Company.

                  (d) From the date of this Agreement to the Closing, none of Seller, the Company nor any other affiliate of Seller shall, nor shall they permit any of their respective officers, directors or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than Purchaser and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Company. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or other representative of Seller, the Company or any other affiliate of Seller, whether or not such person is purporting to act on behalf of Seller, the Company, any other affiliate of Seller or otherwise, shall be deemed to be a breach of this Section 4.08 by Seller. In the event that Seller, the Company or any other affiliate of Seller receives a proposal relating to any such transaction, Seller shall promptly notify Purchaser of such proposal.

                  4.09 DISTRIBUTION OF CASH AND RECEIVABLES.

                  (a) As of the Closing Date, all cash and receivables of the Company shall be transferred to Seller by dividend or otherwise, without additional consideration. Such receivables shall include accounts receivable from the trade or affiliates and notes and interest receivable from stockholders.

                  (b) The Company shall use its reasonable best efforts to collect, as Seller's agent, for a period of 180 days after the Closing Date (the "Collection Period"), the outstanding accounts receivable of the Company (identified in writing to Purchaser by Seller on or prior to the Closing) arising prior to the Closing Date from customers; PROVIDED, HOWEVER, that the Company shall not be required to resort to commercial collections or legal action. Any payment received by the Company from a debtor of the Company shall be applied first to the accounts receivable of the Company arising after the Closing Date prior to applying any such payments to amounts owed to Seller hereunder by such debtor unless and except to the extent that such debtor identifies the invoice to which payment is to be applied. The Company shall pay collected amounts to Seller on the last business day of each month and any accounts receivable arising prior to the Closing Date and not paid at the end of the Collection Period shall be transferred to Seller. If the Company receives any amounts due Seller hereunder after the end of the Collection Period, it shall promptly pay such amounts to Seller. If Seller receives any amounts due the Company after the Closing Date, it shall promptly pay such amounts to the Company.

                  4.10. ASSUMPTION OF LIABILITIES.

                  On and as of the Closing Date, Seller shall assume and shall discharge when due the Retained Liabilities (as defined below), which shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, Seller. For the purpose of this Agreement, the following terms shall have the following meanings:

                           (i) The term "Retained Liabilities" shall mean every Liability (as defined below) against, relating to or affecting the Company, whether arising on, before or after the Closing Date, including without limitation:

                           (a) any trade account or other payable that remains unpaid as of the Closing Date;

                           (b) any Liability to the Company's customers incurred by the Company for orders outstanding as of the Closing Date;

                           (c) any Liability to the Company's customers under written or oral warranty agreements arising on or prior to the Closing Date;

                           (d) any Liability incurred by the Company arising on or prior to the Closing Date and after the expiration of the Operating Period, under any lease of real property, including the leases at 5401 Lewis Road, Richmond, Virginia and 311 South Valley View, Las Vegas, Nevada;

                           (e)      any Liability under any contract or
                                    agreement in existence on or prior to the Closing Date (other than those contracts and agreements specifically listed on Schedule
                                    4.10 to be retained by the Company),
                                    including any liability arising out of or relating to indebtedness or credit facilities of the Company;

                           (f) any Liability under any guarantee or surety arrangements in existence on or prior to the Closing Date;

                           (g) any Liability arising out of or relating to products of the Company to the extent manufactured or sold on or prior to the Closing Date, other than any smoking-related litigation (which shall not constitute a Retained Liability);

                           (h)      any Liability under any contract or
                                    agreement for any breach that arises on or after the Closing Date but that arises out of or relates to any breach that occurred on or prior to the Closing Date;

                           (i) any Liability for (A) any Taxes arising as a result of the operations of the Company's business on or prior to the Closing Date,
                                    (B) any Taxes payable by the Company or
                                    Seller that will arise as a result of the sale and purchase of the Shares hereunder,
                                    (C) any deferred Taxes of any nature arising on or prior to the Closing Date and (D) any Liability of Seller under Section 4.14;

                           (j) any Liability under the MSA arising out of or relating to products of the Company to the extent manufactured or sold or the Company's acts or omissions on or prior to the Closing Date;

                           (k) any Environmental, Health and Safety Liabilities (as defined below) arising out of or relating to the operation of the Company's business or the Company's leasing, ownership or operation of real property on or prior to the Closing Date;

                           (l) any Liability under any Plan or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for any individual who is or was an employee of the Company on or before the Closing Date;

                           (m)      any Liability under any employment,
                                    severance, retention or termination
                                    agreement with any individual who is or was an employee of the Company on or before the Closing Date;

                           (n) any Liability arising on or before the Closing Date and arising out of or relating to any employee grievance whether or not the affected employees are retained by the Company after the Closing;

                           (o) any Liability of the Company to Seller or any other present or former stockholder of the Company arising out of or relating to any occurrence or event happening on or prior to the Closing Date;

                           (p) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Company arising out of or relating to any occurrence or event happening on or prior to the Closing Date;

                           (q) any Liability to distribute to any of the Company's stockholders all or any part of the Purchase Price received hereunder;

                           (r) any Liability arising out of any legal claim or proceeding pending as of the Closing Date, including FFP Marketing Company, Inc.
                                    v. The Medallion Company, Inc., Case no.
                                    4:CV-99 0665-P, filed in the U.S. District
                                    Court for the Northern District of Texas, and the claim set forth in Schedule 1.01;

                           (s) any Liability arising out of any legal claim or proceeding, other than any smoking-related litigation (which shall not constitute a Retained Liability), commenced on or after the Closing Date and arising out of or relating to any occurrence or event happening on or prior to the Closing Date;

                           (t) any Liability arising on or before the Closing Date and arising out of or resulting from the Company's compliance or noncompliance with any legal requirement or order of any governmental entity;

                           (u) any Liability of Seller or the Company under this Agreement or any other document executed in connection with the transactions contemplated hereby; and

                           (v) any Liability of Purchaser or the Company based upon Seller's acts or omissions occurring on or after the Closing Date.

                           (ii) The term "Liability" shall mean, with respect to any person, any liability or obligation of such person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such person.

                           (iii) The term "Environmental, Health and Safety Liabilities" shall mean any costs, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Requirement or Occupational Safety and Health Law (as defined below), including those consisting of or relating to:

                           (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

                           (b)      any fine, penalty, judgment, award,
                                    settlement, legal or administrative
                                    proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Requirement or Occupational Safety and Health Law;

                           (c)      financial responsibility under any
                                    Environmental Requirement or Occupational
                                    Safety and Health Law for investigatory or cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Requirement or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any governmental entity or any other person) and for any natural resource damages; or

                           (d) any other compliance, corrective or remedial measure required under any Environmental Requirement or Occupational Safety and Health Law.

                           (iv) The term "Occupational Safety and Health Law" shall mean any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  4.11. FURTHER ASSURANCES.

                  Without further consideration, at any time and from time to time after the Closing, as and when requested by either party, each party shall execute and deliver, or cause to be executed and delivered, to the other party all such documents and instruments, and shall take, or cause to be taken, all such other actions, as the first party may reasonably deem necessary or desirable to evidence the consummation of the transactions contemplated by this Agreement.

                  4.12. RECORD ACCESS AND RETENTION.

                  (a) Purchaser agrees to retain or cause to be retained all accounting, business, litigation, financial and tax records (including, without limitation, work papers) (i) relating to the Company or its business in existence on the Closing Date, or (ii) coming into existence after the Closing Date which relate to the Company or its business prior to the Closing Date (the "Business Documents"), in each case for a period of three years from the Closing Date (or, for records relating to a Tax return, the later of the expiration of the relevant statute of limitations or six years from the date such Tax return was filed). At any time following three years from the Closing Date, Purchaser, at its election, may notify Seller of its desire to transfer records to Seller and, if Seller does not desire to receive such records, Purchaser may destroy or otherwise dispose of such undesired records. In addition, Purchaser agrees that from and after the Closing Date, it will not unreasonably refuse to provide Seller or its representatives, after reasonable notice and during normal business hours, access to and copies of such Business Documents as are necessary to properly prepare for, file, prove, answer, prosecute and/or defend any financial statements, Tax return and any other filing, audit, judicial or administrative proceeding relating to Taxes, or any third party protest, claim, suit, inquiry or other proceeding by any third party against Seller or any of its affiliates and, if requested by Seller, will use reasonable efforts to abide with any record retention agreement entered into with tax authorities.

                  (b) Following the Closing, Purchaser shall promptly provide Seller with a copy of any correspondence or notices relating to obligations of the Company under the MSA, whether from the Independent Auditor (as defined in the MSA) or other parties.

                  4.13. CAPITALIZATION OF PURCHASER.

                  On or prior to the Closing Date, VGR Holding Inc., the sole stockholder of Purchaser, will provide $50,000,000 of cash to Purchaser.

                  4.14. TAX MATTERS.

                  (a) At Purchaser's request, Seller and the Company shall join with Purchaser in making an election under Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law with respect to the sale and purchase of the Shares. Seller, Purchaser and the Company agree to file Form 8023 - "Election Under Section 338 for Corporations Making Qualified Stock Purchase" by the due date of such Form 8023, attach a copy to their Federal income tax returns and file the Form 8023 or similar form with all state and local tax returns where applicable. Purchaser and Seller will consult, and following that consultation, Purchaser will compute the Modified Aggregate Deemed Sales Price ("MADSP") of the assets of the Company (pursuant to applicable Treasury Regulations) and will allocate the MADSP among the assets, which allocation shall be reasonably satisfactory to Seller. Seller agrees to act in accordance with these allocations in any relevant tax returns. Seller, the Company and Purchaser agree that Purchaser will prepare the Form 8023, which shall be prepared in a manner reasonably satisfactory to Seller, and Purchaser will deliver the Form 8023 to Seller and the Company after the Closing. Seller shall promptly execute and deliver to Purchaser all documentation reasonably requested by Purchaser, included the completed Form 8023. Seller shall be responsible for and pay any Federal, state, local and foreign Taxes imposed on the Company and attributable to the sale and purchase of the Shares hereunder, and shall indemnify Purchaser and the Company against any such Taxes.

                  (b) Seller shall bear and pay all transfer, stamp or other similar taxes imposed in connection with the sale and purchase of the Shares hereunder.

                  (c) Seller will indemnify and hold Purchaser and the Company harmless against (i) any and all liability for Federal, state, local or foreign Taxes assessed against or payable by the Company with respect to any period ending on or before the Closing Date or any period ending on or before the last day of the taxable year of Seller's in which the Closing occurs and (ii) any liability for state, local or foreign Taxes assessed against the Company pursuant to any similar provision of state, local or foreign law) with respect to any period ending on or before the last day of the taxable year of Seller's in which the Closing occurs.

                  (d) Seller shall allow the Purchaser an opportunity to review and comment on any Tax returns to be filed for any period which includes the Closing Date.

                  (e) Seller shall allow the Purchaser and its representatives to participate in any audits and any tax contests of Seller's separate, consolidated, combined or unitary Tax returns to the extent such returns related to the Company. Seller shall not settle any such audit in a manner which would adversely affect Purchaser or the Company after the Closing Date without the prior written consent of Purchaser. To the extent reasonably required by Seller, Purchaser will, and will cause its representatives to, cooperate with and assist Seller in connection with any such audits or tax contests covering any period prior to the Closing.

                  4.15. ADDITIONAL AGREEMENTS.

                  (a) On the Closing Date, Seller and Purchaser will execute and deliver the Asset Purchase Agreement (the "Asset Purchase Agreement"), in substantially the form of Exhibit C attached hereto, pursuant to which, among other things, on the Closing Date, Gary L. Hall shall sell to Purchaser certain goodwill and other intangible assets and Purchaser shall issue to Gary L. Hall $25,000,000 of Five-Year Promissory Notes, subject to reduction pursuant to
Section 1.01. For all purposes of this Agreement, including without limitation
Section 9.03, the term "Promissory Notes" shall include the Promissory Notes issued pursuant to both this Agreement and the Asset Purchase Agreement.

                  (b) On the Closing Date, the parties hereto and/or certain other persons will execute and deliver the following other agreements, in form and substance reasonably satisfactory to the parties:

                  (i) Assumption Agreement between Seller, Purchaser and the Company, pursuant to which Seller assumes the Retained Liabilities;

                  (ii) Guarantees by Liggett Group Inc. ("Liggett") and Vector Group in favor of Seller with respect to the Promissory Notes, in substantially the form of Exhibits D and E, respectively, attached hereto; and

                  (iii) Agreement of Wayne E. Rice to comply with the provisions of Section 4.08 (which Seller shall use its reasonable best efforts to obtain).

                  (c) On the Closing Date, both the Purchaser and Vector Tobacco Inc. ("Vector Tobacco") shall merge with and into the Company, in accordance with Delaware and Virginia law, with the Company as the surviving corporation.

                  4.16. APPORTIONMENT OF MSA BENEFITS.

                  Seller and Purchaser agree that the benefits of the Company's MSA Grandfathered Market Share for 2002 shall be apportioned between Seller and Purchaser as of midnight of the Closing Date. The apportionment shall be based on the 2001 Number of cigarettes multiplied by the fraction determined by dividing (i) the actual number of days elapsed between January 1, 2002 and the Closing Date (the "Pre-Closing Period") by (ii) 365. If the number of cigarettes sold by the Company during the Pre-Closing Period exceeds the Seller's apportionment, Seller shall pay Purchaser at the Closing $15.50 per 1,000 cigarettes on the excess volume. If the number of cigarettes sold by the Company during the Pre-Closing Period is less than the Company's apportionment, Purchaser shall pay Seller at the Closing $15.50 per 1,000 cigarettes on the amount of volume less than Seller's apportionment. For the purpose of this Agreement, the "2001 Number" of cigarettes shall be computed based on multiplying (i) the Company's Market Share for 1998 (expressed as a percentage) under the MSA by (ii) the total number of individual cigarettes sold in the fifty United States, the District of Columbia and Puerto Rico during 2001, as measured by excise taxes collected by the federal government and, in the case of sales in Puerto Rico, arbitrios de cigarillos collected by the Puerto Rico taxing authority. The foregoing calculation of the 2001 Number of cigarettes shall be subject to the second sentence of Section II (z) of the MSA and shall be based on the determination of the Independent Auditor (as defined in the MSA).

                  4.17. OTHER APPORTIONMENTS.

                  All property tax, insurance premiums, utilities, prepaid items and other similar charges and payments relating to the Company shall be apportioned between Seller and Purchaser as of midnight of the Closing Date.

                  4.18. OPERATING PERIOD.

                  If requested in writing by Purchaser on or before the Closing Date, Seller shall operate, as Purchaser's agent, for a period of 60 days after the Closing Date (or such shorter period specified by Purchaser) (the "Operating Period"), the Company's existing business of manufacturing and selling cigarettes including the operation of its Richmond, Virginia facility. Seller shall use its reasonable best efforts to assure that during the Operating Period such business is conducted in the ordinary course in accordance with present policies and as heretofore conducted, including, where consistent with efficient and economical management, by retaining the services of its present officers and employees. The employment of such individuals by the Company during the Operating Period shall be at the same wages or salary rates as in effect on the Closing Date, PROVIDED, no additional compensation shall be paid to Seller.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

                  5.01. CONDUCT OF BUSINESS.

                  Seller agrees to cause the Company, and the Company hereby agrees, prior to the Closing Date, (a) to conduct its business in the ordinary course in accordance with present policies and as heretofore conducted, (b) to preserve its business organization intact, (c) consistent with efficient and economical management, to retain the services of its present officers, employees and agents to the end that it may retain the goodwill of the Company and preserve its business relationships with customers, suppliers and others, and
(d) to maintain all existing business permits, licenses, qualifications and authorizations and to comply in all material respects with all of the terms and conditions thereof. Seller shall not, and shall not permit the Company to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the consummation of the sale and purchase of the Shares set forth in Article VII not being satisfied. From and after the date hereof, and prior to the Closing Date, Seller will prevent the Company, without the prior written approval of Purchaser, from:

                  (i) changing or altering the Company's corporate structure or amending its charter documents or by-laws or other governing documents;

                  (ii) issuing or selling any shares of its ownership, membership or equity interests, capital stock or any other securities or issuing any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or entering into any contract, understanding or arrangement with respect to the issuance of, any ownership, membership or equity interests, shares of its capital stock or any of its other securities, or entering into any arrangement or contract with respect to the purchase, redemption or voting of its ownership, membership or equity interests or shares of capital stock, or adjusting, splitting, reacquiring, redeeming, combining or reclassifying any of its securities, or making any other changes in its capital structure;

                  (iii) incurring (contingently or otherwise) any indebtedness for borrowed money;

                   (iv) incurring (contingently or otherwise) any other obligation or liability except trade or other obligations or liabilities to parties other than Seller or any of its affiliates in the ordinary course of business;

                    (v) declaring, setting aside or paying any dividends (in cash or in kind) on, or making any distributions in respect of, the outstanding ownership, membership or equity interests in or other securities of the Company or making any other payment to the Seller or any of its affiliates (other than dividends paid out of the Company's available cash resources and receivables);

                   (vi) entering into, amending or affirmatively renewing or terminating any contract, commitment, lease (whether of real or personal property) or other agreement, except in the ordinary course of business;

                  (vii) guaranteeing or entering into any obligation to guarantee the obligation of any person, firm, corporation or other entity (other than endorsements for the purpose of collection in the ordinary course of business);

                 (viii) mortgaging, pledging or subjecting to any lien, charge or other encumbrance any of the assets, properties or business of the Company which would not be a Permitted Lien if existing on the date hereof;

                   (ix) selling or otherwise transferring or leasing any properties or assets, or purchasing or otherwise acquiring or leasing any properties or assets, in each case except for transactions in the ordinary course of business;

                    (x) permitting to lapse any right, or defaulting, with respect to any Contract, permit, license, Intellectual Property, or other intangible asset used in the conduct of the business of the Company;

                   (xi) granting any increase in wages or salary rates or in employment, retirement, severance, termination or other benefits or paying any bonus or making any loan to any officer, director or employee, or entering into any employment contract with any person, or adopting any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee of the Company;

                  (xii) making any material tax election, settling or compromising any liability for Taxes, preparing and filing tax returns or declarations other than on a basis consistent with the Company's past practices or, other than in the ordinary course of business, engaging in any transaction or operating the business in a manner that would directly or indirectly result in any liability for Taxes of the Company;

                  (xiii) making any changes in the type or amount of the insurance coverages of the Company;

                  (xiv) making any change in its accounting methods or practices; or

                  (xv) agreeing, in writing or otherwise, to do any of the foregoing.


                                   ARTICLE VI

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                  The obligation of Purchaser hereunder to consummate the purchase of the Shares is subject to the satisfaction, or waiver in writing by Purchaser, on or prior to the Closing Date, of the following conditions:

                  6.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES.

                  Each of the representations and warranties of Seller made in this Agreement qualified as to materiality shall be true and correct, and each not so qualified shall be true and correct in all material respects as of the date hereof and (except to the extent such representations and warranties expressly relate to a prior date) as of the Closing Date as though made as of such date, and Seller shall have delivered to Purchaser a certificate to that effect, dated the Closing Date, and signed by Seller.

                  6.02. PERFORMANCE OF COVENANTS.

                  Each and all of the covenants and agreements of Seller to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by Seller, and Seller shall have delivered to Purchaser a certificate to that effect, dated the Closing Date, and signed by Seller.

                  6.03. HSR ACT APPROVALS.

                  The waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated.

                  6.04. NO LEGAL PROCEEDINGS.

                  No injunction shall be in effect prohibiting or restraining the transactions contemplated by this Agreement and no investigation, action or proceeding by or before any court or other governmental authority shall have been commenced or threatened by any governmental entity to restrain or challenge the transactions contemplated by this Agreement or seeking to obtain material damages from Purchaser or its affiliates or the Company if such transactions are consummated.

                  6.05. SHARE CERTIFICATES.

                  Seller shall have delivered to Purchaser certificates representing all the Shares, duly endorsed in blank, or accompanied by appropriate stock powers in proper form for transfer, and with signatures guaranteed.

                  6.06. OPINION OF COUNSEL.

                  Purchaser shall have received the opinion of Morrison & Hecker L.L.P., counsel for Seller, in form customary for transactions of this type.

                  6.07. MSA CONFIRMATIONS.

                  Purchaser shall have obtained confirmation satisfactory to Purchaser that after the Closing Date (i) the Company and Vector Tobacco will be able to fully utilize, in the same manner it is currently utilizable, the Company's MSA Grandfathered Market Share in computing the liabilities of the Company and Vector Tobacco under the MSA, without limiting or restricting in any manner during any period the full utilization by Liggett, in the same manner it is currently utilizable, of its MSA Grandfathered Market Share in computing its liabilities under the MSA and (ii) the number of cigarettes sold by the Company used in computing the Company's MSA Grandfathered Market Share is at least 1,142,078,785.

                  6.08 NO MATERIAL ADVERSE CHANGE.

                  Since November 14, 2001, there has not been, and Purchaser shall not have become aware of, any material adverse change in the business, assets, condition (financial or other), results of operations or prospects of the Company, and no event or condition has occurred or circumstance exists that may result in such a material adverse change or, in Purchaser's judgment, makes it impracticable or inadvisable for Purchaser to consummate the purchase of the Shares hereunder. Such change, event, condition or circumstance may include (i) an outbreak or escalation of hostilities or acts of terrorism or other national or international calamity or crisis or suspension or material limitation of trading or other change in the financial markets of the United States, and (ii) the enactment, enforcement, publication, decree, deeming applicable, issuance or other promulgation of any federal, state or local statute, regulation, rule, order, decision or determination of any court, other governmental authority or the Independent Auditor (as defined in the MSA) challenging, or the bringing of any action, suit or proceeding seeking to challenge, the continued validity and enforceability of the MSA, Qualifying Statutes (as defined in the MSA) in any state, the payment obligations of Participating Manufacturers thereunder, or limiting or restricting, or seeking to limit or restrict, in any manner during any period the ability of the Company and Vector Tobacco following the Closing to fully utilize the Company's MSA Grandfathered Market Share, in the same manner it is currently utilizable, in computing the liabilities of the Company and Vector Tobacco under the MSA, without limiting or restricting in any manner during any period Liggett's full utilization of its MSA Grandfathered Market Share, in the same manner it is currently utilizable, in computing its liabilities under the MSA, or otherwise diminishing the value of rights under the MSA or benefits expected to be derived by the Company and Vector Tobacco thereunder.

                  6.09. CONSENTS.

                  Purchaser, Seller and the Company shall have obtained, on terms satisfactory to Purchaser, all consents and approvals of governmental authorities and other third parties required in connection with the consummation of the transactions contemplated hereby, and such consents and approvals shall remain in full force and effect.

                                   ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligation of Seller hereunder to consummate the sale of the Shares is subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date of the following conditions:

                  7.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES.

                  The representations and warranties of Purchaser made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and (except to the extent such representations and warranties expressly relate to a prior date) as of the Closing Date as though made as of such date, and Purchaser shall have delivered to Seller a certificate to that effect, dated the Closing Date, and signed by the President or a Vice President of Purchaser.

                  7.02. PERFORMANCE OF COVENANTS.

                  Each and all of the covenants and agreements of Purchaser to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by Purchaser, and Purchaser shall have delivered to Seller a certificate to that effect, dated the Closing Date, and signed by the President or a Vice President of Purchaser.

                  7.03. HSR ACT APPROVALS.

                  The waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated.

                  7.04. NO LEGAL PROCEEDINGS.

                  No injunction shall be in effect prohibiting or restraining the transactions contemplated by this Agreement and no suit, action or proceeding by or before any court or other governmental authority shall have been commenced or threatened by any governmental entity to restrain or challenge the transactions contemplated by this Agreement or seeking to obtain material damages from Seller if such transactions are consummated.

                  7.05. PAYMENT OF PURCHASE PRICE.

                  Purchaser shall have delivered to Seller, and Seller shall have received, the Purchase Price payable at the Closing pursuant to Section
1.01 above.

                  7.06. OPINION OF COUNSEL.

                  Seller shall have received the opinion of Marc N. Bell, Senior Vice President and General Counsel of Purchaser, in form customary for transactions of this type.

                                  ARTICLE VIII

                                    SURVIVAL

                  8.01. SURVIVAL.

                  Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties and covenants set forth in this Agreement shall survive the Closing Date. All representations and warranties contained in this Agreement (including the Schedules hereto) or in any certificate delivered with respect thereto will be deemed to be representations and warranties hereunder and, except for those representations and warranties contained in Sections 2.01, 2.02, 2.05, 2.06, 2.18,

2.26, 3.01, 3.02, and 11.06, shall remain in full force and effect until June 30, 2004; and the representations and warranties in Section 2.01, 2.02, 2.05, 2.06, 2.18, 2.26, 3.01, 3.02 and 11.06 shall remain in full force and effect until 60 days after the expiration of any applicable statute of limitations. Any claim for indemnity asserted within the relevant period shall survive until resolved.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  9.01. INDEMNIFICATION BY SELLER.

                  Seller will indemnify, defend, save and hold Purchaser and any of its affiliates (including the Company and Vector Tobacco) and any of its and their respective directors, officers, employees or agents ("Purchaser's Affiliates") harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses, consultants' and investigators' fees and expenses and other costs and expenses incident to any suit, action or proceeding) (together, "Losses") incurred or sustained by Purchaser or any of Purchaser's Affiliates which shall arise out of or result from (a) any breach of any representation or warranty given or made by Seller herein or in any certificate delivered with respect thereto if and only to the extent Losses incurred as a result of such breach and all other breaches exceed $25,000 in the aggregate (at which point Seller will be obligated to indemnify Purchaser and Purchaser's Affiliates from and against all such Losses relating back to the first dollar), (b) any Retained Liability, (c) any liability for Taxes under Section 4.14, (d) the noncompliance with or nonperformance of any other agreement, obligation or covenant of Seller under this Agreement or (e), subject to the following sentence, any enactment, enforcement, publication, decree, issuance or other promulgation, whether before or after the Closing Date, of any federal, state or local statute, regulation, rule, order, decision or determination of any court, other governmental authority or the Independent Auditor (as defined in the MSA) challenging, or the bringing of any action, suit or proceeding seeking to challenge, the continued validity and enforceability of the MSA, Qualifying Statutes (as defined in the MSA) in any state, the payment obligations of Participating Manufacturers thereunder, or limiting or restricting, or seeking to limit or restrict, in any manner during any period the ability of the Company and Vector Tobacco following the Closing to fully utilize the Company's MSA Grandfathered Market Share, in the same manner it is currently utilizable, in computing the liabilities of the Company and Vector Tobacco under the MSA, without limiting or restricting in any manner during any period Liggett's full utilization of its MSA Grandfathered Market Share, in the same manner it is currently utilizable, in computing its liabilities under the MSA, or otherwise diminishing the value of rights under the MSA or benefits expected to be derived by the Company and Vector Tobacco thereunder. Notwithstanding anything contained in this Agreement to the contrary, Seller's indemnification obligation under clause (e) of this Section
9.01 shall be limited solely to those events, conditions or circumstances which relate specifically to Medallion and not to all participants under the MSA generally or to the MSA as a whole. Any claim for indemnification hereunder must be made by notice to Seller within the applicable time period specified in
Section 8.01. In determining the amount of Losses for the purposes of Section
9.01 and 9.02, the parties shall make appropriate adjustments for tax benefits actually received and insurance payments actually received and Losses shall not include consequential damages (unless reasonably foreseeable) or punitive damages other than any consequential or punitive damages claimed by a third-party.

                  9.02. INDEMNIFICATION BY PURCHASER.

                  Purchaser will indemnify, defend, save and hold Seller and any of its affiliates and any of its or their respective directors, officers, employees or agents ("Seller's Affiliates") harmless from and against any and all Losses incurred or sustained by Seller or any of Seller's Affiliates which shall arise out of or result from (a) any breach of any representation and warranty given or made by Purchaser herein or in any certificate delivered with respect thereto or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of Purchaser under this Agreement. Any claim for indemnification hereunder must be made by notice to Purchaser within the applicable time period specified in Section 8.01.

                  9.03. RIGHT OF SETOFF.

                  Upon notice to Seller specifying in reasonable detail the basis therefor, Purchaser may set off any amount to which it may be entitled under this Article IX against amounts otherwise payable under the Promissory Notes. The exercise of such right of setoff by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Notes or any instrument guaranteeing or securing the Promissory Notes.

                  9.04. THIRD-PARTY CLAIMS.

                  Reasonably promptly after service of notice of any claim or of process by any third party in any matter in respect of which indemnity may be sought from the other party pursuant to this Agreement, the party in receipt of the claim (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") of the receipt thereof. Failure to give such notice reasonably promptly shall not relieve the Indemnifying Party of its obligation hereunder; PROVIDED, HOWEVER, that if such failure to give notice reasonably promptly irreparably prejudices the ability of the Indemnifying Party to defend such claims or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification to which the Indemnified Party will be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given. Unless the Indemnifying Party shall notify the Indemnified Party that it elects to assume the defense of any such claim or process or settlement thereof at its sole cost and expense with counsel reasonably satisfactory to the Indemnified Party (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense (and in no event later than 10 days following the aforesaid notice) and to be accompanied by an acknowledgment of the Indemnifying Party's obligation to indemnify the Indemnified Party in respect of such matter), the Indemnified Party shall assume the defense of any such claim or process or settlement thereof at the sole cost and expense of the Indemnifying Party. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments. If the Indemnifying Party assumes the defense, the Indemnified Party will have the right to participate fully in any such action or proceeding and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless (i) the Indemnifying Party shall have agreed to the retention of such counsel for both the Indemnifying and Indemnified Parties or (ii) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the Indemnified Party has additional defenses not available to the Indemnifying Party. No settlement of a claim by either party shall be made without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any such action or proceeding (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such matter) to the extent that the action or proceeding seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party subject to the same requirements referred to above for the Indemnifying Party when it is entitled to assume such defense and the Indemnified Party shall have the right to settle such matter without the prior written consent of the Indemnifying Party unless such settlement involves the payment of money, in which event the required prior written consent shall not be unreasonably withheld or delayed.

                                    ARTICLE X

                                   TERMINATION

                  10.01. MUTUAL AGREEMENT.

                   This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Purchaser and Seller.

                  10.02. NONCOMPLIANCE OR NONPERFORMANCE.

                  This Agreement may be terminated by written notice by Purchaser to Seller or by Seller to Purchaser, but in any event not by a party in material breach of its obligations under this Agreement, without prejudice to the terminating party's rights to claim damages or other relief, if (a)(i) any of the conditions of this Agreement to be complied with at or before the Closing by the party to whom notice is addressed shall have become incapable of fulfillment prior to June 30, 2002, and (ii) such noncompliance shall not have been waived by the party giving notice of termination or (b) the Closing shall not have occurred on or prior to June 30, 2002.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.01. INTEGRATION; AMENDMENT.

                  This Agreement (including the Schedules and Exhibits attached hereto) and the Confidentiality Agreement constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof, including the Agreement and Plan of Merger, dated as of November 14, 2001, as amended, between Vector Tobacco, the Company and Seller, which is hereby terminated and of no further force and effect, with no liability thereunder by the parties thereto. The terms of this Agreement cannot be changed, modified, released or discharged orally.

                  11.02. ASSIGNMENT.

                  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Purchaser without the prior written consent of Seller or by Seller without the prior written consent of Purchaser; PROVIDED, HOWEVER, that this Agreement may be assigned by Purchaser to (i) any corporate parent or any directly or indirectly wholly-owned subsidiary of such corporate parent or (ii) following the Closing, the Company, any purchaser of all of the issued and outstanding stock of the Company or a substantial part of its assets, or any financial institution providing purchase money or other financing to the Company from time to time as collateral security for such financing, PROVIDED no such assignment shall relieve Purchaser of its obligations hereunder.

                  11.03. COUNTERPARTS.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

                  11.04. HEADINGS; CONSTRUCTION.

                  The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

                  For all purposes of this Agreement, including each representation, warranty, covenant and indemnity contained herein, all references to Seller shall include each Seller on a joint and several basis.

                  11.05. WAIVER; REQUIREMENT OF WRITING.

                  This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the party hereto entitled to the benefit thereof. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

                  11.06. FINDER'S FEES; BROKERS.

                  Seller and Purchaser represent and warrant that there are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by it or on its behalf or, in the case of Seller, on the Company's behalf. Seller shall indemnify and hold Purchaser harmless and Purchaser shall indemnify and hold Seller harmless with respect to their respective representations and warranties set forth in this Section 11.06.

                  11.07. EXPENSES.

                  Each of the parties hereto shall pay, without right of reimbursement from the other party or from the Company, all the costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated. Notwithstanding the foregoing, (i) Seller and Purchaser shall share equally the cost of all filing fees required to be paid by either of them, or their affiliates, in connection with the transactions contemplated by this Agreement with respect to filings under the HSR Act, and (ii) any expenses incurred by Seller in connection with the transactions contemplated by this Agreement may be paid by the Company if all such expenses to be paid by the Company are paid in full on or before the Closing Date.

                  11.08.NOTICES.

                  Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by telecopy or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or telecopied, or when received if sent by mail or by courier, as follows:

                  If to Seller:

                           Mr. Gary L. Hall
                           c/o Sunflower Supply Co.
                           1001 West 7th Street
                           Galena, Kansas  66739
                           Fax:  (800) 229-2189

                  with a copy to:

                           Morrison & Hecker L.L.P.
                           2600 Grand Avenue
                           Kansas City, Missouri  64108-4606
                           Fax:  (816) 474-4208
                           Attention:   Charles F. Jensen

                  If to the Company:

                           The Medallion Company Inc.
                           311 South Valley View
                           Suite E128
                           Las Vegas, Nevada  89102
                           Fax: (800) 229-2189
                           Attention:   Gary L. Hall
                                        President

                  with a copy to:

                           Morrison & Hecker L.L.P.
                           2600 Grand Avenue
                           Kansas City, Missouri  64108-4606
                           Fax:  (816) 474-4208
                           Attention:   Charles F. Jensen

                  If to Purchaser:

                           VGR Acquisition Inc.
                           700 West Main Street
                           Durham, North Carolina  27701-2801
                           Fax:  (919) 683-8863
                           Attention:   Bennett S. LeBow
                                        President
                  with a copy to:

                           Vector Group Ltd.
                           100 S.E. Second Street, 32nd Floor
                           Miami, Florida  33131
                           Fax: (305) 579-8009
                           Attention:   Richard J. Lampen
                                        Executive Vice President

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Following the Closing, all notices hereunder to the Company shall be delivered to the Purchaser.

                  11.09. APPLICABLE LAW.

                  This Agreement will be construed and interpreted in accordance with and governed by the internal laws of the State of New York without regard to conflicts of laws principles.

                  11.10. CONSENT TO JURISDICTION.

                  Each of the parties irrevocably submits to the jurisdiction of
(a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Promissory Notes or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties further agrees that service of any process, summons, notice or document by hand delivery or U.S. or foreign registered mail to such party's respective address set forth in Section 11.08 hereof shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Promissory Notes or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or
(ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  11.11. PUBLIC ANNOUNCEMENTS.

                  None of the parties shall make any press release or public announcement with respect to the transactions contemplated hereby without (a) in the case of Purchaser, obtaining the prior written approval of Seller and (b) in the case of Seller, obtaining the prior written approval of Purchaser, except as may be required by law or regulations of securities exchanges. Approvals under this Section 11.11 shall not be unreasonably withheld or delayed.

                  11.12. NO THIRD-PARTY BENEFICIARIES.

                  Other than as contemplated by Article IX, nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto, their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

                  11.13. SEVERABILITY.

                  Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4.08 hereof are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller, Wayne E. Rice and any of their affiliates to the greatest extent permissible.

                  11.14. WAIVER OF JURY TRIAL.

                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  11.15. SPECIFIC PERFORMANCE.

                  The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Agreement would be inadequate, and each Party hereto hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                                     VGR ACQUISITION INC.


                                     By /s/ Bennett S. LeBow
                                        ----------------------------------------
                                        Name:  Bennett S. LeBow
                                        Title: President and Chief Executive
                                                Officer

                                     THE MEDALLION COMPANY, INC.



                                     By /s/ Gary L. Hall
                                        ----------------------------------------
                                        Name:  Gary L. Hall
                                        Title: President



                                     SELLER:



                                     /s/ Gary L. Hall
                                     -------------------------------------------
                                     Gary L. Hall



                                     GARY L. HALL RETAINED ANNUITY TRUST I


                                     By /s/ Keith Noe
                                        ----------------------------------------
                                        Name:  Keith Noe
                                        Title: Trustee



                                     HALL FAMILY TRUST



                                     By /s/ Keith Noe
                                        ----------------------------------------
                                        Name:  Keith Noe
                                        Title: Trustee



                                     AS TO SECTION 2.02 ONLY



                                     /s/ Donna M. Hall
                                     -------------------------------------------
                                     Donna M. Hall

                                     AS TO SECTION 4.13 ONLY

                                     VGR HOLDING INC.



                                     By: /s/ Richard J. Lampen
                                         ---------------------------------------
                                         Name:  Richard J. Lampen
                                         Title: Executive Vice President

                                     AS TO SECTIONS 4.15(C) AND 11.01 ONLY

                                     VECTOR TOBACCO INC.



                                     By: /s/ Bennett S. LeBow
                                         ---------------------------------------
                                         Name:  Bennett S. LeBow
                                         Title: President